Exhibit 99.1

Diplomat Announces 2nd Quarter Financial Results

2nd Quarter Revenue Increased 35%, Net Income Increased 152%, Adjusted EBITDA Increased 30%, EPS Increased 160%, Adjusted EPS Increased 44%

FLINT, Mich., August 9, 2016 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter ended June 30, 2016.  All comparisons, unless otherwise noted, are to the quarter ended June 30, 2015.

Second Quarter 2016 Highlights include:

•                  Revenue of $1,089 million, an increase of 35% or $281 million

•                  23% organic revenue growth

•                  Total prescriptions dispensed of 241,000, an increase of 3%

•                  Gross margin of 7.6% versus 8.6%

•                  Gross profit per prescription dispensed of $339, an increase of $50 or 17%

•                  Net income attributable to Diplomat of $8.5 million, an increase of 152% or $5.1 million

•                  Adjusted EBITDA of $29.6 million, an increase of 30% or $6.9 million

•                  Adjusted EBITDA margin of 2.7% versus 2.8%

•                  EPS of $0.13 per diluted common share versus $0.05

•                  Adjusted EPS of $0.23 versus $0.16

Phil Hagerman, CEO and Chairman of Diplomat, commented “This was a solid quarter for Diplomat with total growth of 35%, organic growth of 23% and continued leadership in the oncology space, as we gained access to new limited distribution drugs. While our overall business was impacted by a slowing hepatitis C market, the remainder of our business was strong, growing almost 30% organically. This growth was driven by our oncology business increasing 38% and our specialty infusion segment growing by 22%. Overall prescription growth was much stronger than the 3% implies, as we exited the high volume, low profit compounding business in late 2015 and we intentionally moved away from other high volume, low revenue non-specialty business.  Net of these changes, our volume increased approximately 13%.” Mr. Hagerman continued, “I remain very confident in Diplomat’s position in the industry, organic growth prospects and opportunities to make strategic acquisitions.”

Second Quarter Financial Summary:

Revenue for the second quarter of 2016 was $1,089 million, compared to $808 million in the second quarter of 2015, an increase of $281 million or 35%.  This increase was the result of 23% organic revenue growth driven by approximately $64 million of revenue from drugs that were new in the past year, $63 million from the impact of manufacturer price increases and $57 million from a richer mix of those drugs that existed a year ago.  The remaining increase was the result of approximately $96 million from our acquisitions, which consisted of nearly a quarter’s worth of Burman’s Apothecary, LLC (“Burman’s”) and one month of TNH Advanced Specialty Pharmacy (“TNH”).

Gross profit in the second quarter of 2016 was $83.3 million, compared to $69.7 million in the second quarter of 2015, and generated gross margin of 7.6% compared to 8.6%.  The expected gross margin decline in the quarter was primarily due to a continued shift in mix towards higher priced drugs, including the impact of Burman’s and TNH, and the September 2015 sale of our low profit, but high margin, compounding business.  This decline was partially offset by a slightly greater impact of pharma dollars.

Selling, general, and administrative expenses (“SG&A”) for the second quarter of 2016 were $69.4 million, an increase of $6.9 million, compared to $62.5 million in the second quarter of 2015.  Of this change, $7.3 million related to an increase in employee cost, including employee cost from our acquired entities.  The increased employee expense was primarily attributable to the increased clinical and administrative complexity associated with our mix of both acquired and organic business.  We also experienced a $2.9 million increase in amortization expense from definite-lived intangible assets associated with our acquisitions and increases in other SG&A to support our growth; including software licenses, consulting fees, insurance and other miscellaneous expenses.  These increases were partially offset by a $4.7 million decrease in the change in fair value of contingent consideration associated with our acquisitions and approximately $3.0 million decrease in bad debt expense.  As a percentage of revenue, SG&A, excluding change in fair value of contingent consideration, accounted for 6.4% of total revenues for the three months ended June 30, 2016 compared to 7.1% in the prior year period.  This decrease is attributable to natural leverage associated with managing high priced drugs and operating efficiencies.

Net income attributable to Diplomat for the second quarter of 2016 was $8.5 million versus $3.4 million in the second quarter of 2015, an increase of 152%.  Beyond the revenue, gross profit, and SG&A explanations above, net income was also better due to lower interest expense and a lower income tax rate for the three months ended June 30, 2016 versus the prior year period.  Adjusted EBITDA for the second quarter of 2016 was $29.6 million versus $22.7 million in the second quarter of 2015, an increase of 30%.

Earnings per share for the second quarter of 2016 was $0.13 per basic/diluted common share, compared to $0.05 per basic/diluted common share for the second quarter of 2015.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.23 in the second quarter of this year compared to $0.16 in the second quarter of 2015.  Compared to the year ago period, our weighted average common shares outstanding in the second quarter of 2016 were approximately 5% higher, impacted by the use of shares as partial consideration for our Burman’s and TNH acquisitions and as consideration for the BioRx, LLC earn out, and stock option activity.

2016 Financial Outlook

For the full-year 2016, we are maintaining our previous financial guidance for revenue and adjusted EBITDA, and are raising the lower end of our guidance for Adjusted EPS. Our guidance is as follows:

•                  Revenue between $4.5 and $4.9 billion

•                  Adjusted EBITDA between $121 and $129 million

•                  Adjusted EPS between $0.90 and $0.95, versus the previous range of $0.88 to $0.95

Our Adjusted EPS expectations assume approximately 68,000,000 weighted average common shares outstanding on a diluted basis for full year 2016, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its Second Quarter 2016 performance this evening, August 9, 2016, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers) and referencing participant code 46845396 approximately 15 minutes prior to the call.  A live webcast and transcript of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days.

About Diplomat

Diplomat Pharmacy, Inc. (NYSE: DPLO) serves patients and physicians in all 50 states.  Headquartered in Flint, Michigan, the Company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, specialized infusion therapy and many other serious or long-term conditions.  Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.”  Today, that tradition continues — always focused on improving patient care and clinical adherence.  For more information, visit www.diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration related to our acquisitions, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  They are also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period to period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net income (loss), Adjusted EBITDA, EPS, Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions and our ability to recognize the expected benefits therefrom on a timely basis or at all; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
Bob East, Westwicke Partners
443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and equivalents	$7,906	$27,600
Accounts receivable, net	317,200	254,682
Inventories	182,151	165,950
Deferred income taxes	13,630	5,311
Prepaid expenses and other current assets	8,462	7,427
Total current assets	529,349	460,970
Property and equipment, net	19,546	16,538
Capitalized software for internal use, net	53,517	37,250
Goodwill	315,380	256,318
Definite-lived intangible assets, net	222,121	224,644
Investment in non-consolidated entity	4,959	4,959
Other noncurrent assets	850	900
Total assets	$1,145,722	$1,001,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$379,468	$296,587
Borrowings on line of credit	17,057	—
Short-term debt, including current portion of long-term debt	6,000	6,000
Accrued expenses:
Contingent consideration	5,750	52,665
Compensation and benefits	5,028	5,563
Other	11,579	11,087
Total current liabilities	424,882	371,902
Long-term debt, less current portion	104,147	106,706
Deferred income taxes	10,018	7,425
Total liabilities	539,047	486,033
Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 66,353,071 and 64,523,864 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively)	499,472	451,620
Additional paid-in capital	32,119	29,221
Retained earnings	71,996	31,130
Total Diplomat Pharmacy shareholders’ equity	603,587	511,971
Noncontrolling interests	3,088	3,575
Total shareholders’ equity	606,675	515,546
Total liabilities and shareholders’ equity	$1,145,722	$1,001,579

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$1,088,506	$808,011	$2,084,376	$1,432,894
Cost of goods sold	(1,005,236)	(738,342)	(1,921,868)	(1,322,083)
Gross profit	83,270	69,669	162,508	110,811
Selling, general and administrative expenses	(69,416)	(62,474)	(123,610)	(98,777)
Income from operations	13,854	7,195	38,898	12,034
Other (expense) income:
Interest expense	(1,521)	(1,903)	(2,956)	(2,224)
Other	105	75	213	179
Total other expense	(1,416)	(1,828)	(2,743)	(2,045)
Income before income taxes	12,438	5,367	36,155	9,989
Income tax expense	(4,145)	(2,254)	(12,679)	(4,204)
Net income	8,293	3,113	23,476	5,785
Less: net loss attributable to noncontrolling interest	(241)	(277)	(487)	(464)
Net income attributable to Diplomat Pharmacy, Inc.	$8,534	$3,390	$23,963	$6,249

Net income per common share:
Basic	$0.13	$0.05	$0.37	$0.11
Diluted	$0.13	$0.05	$0.35	$0.10

Weighted average common shares outstanding:
Basic	66,085,149	62,610,850	65,312,155	57,279,670
Diluted	68,034,392	64,795,362	67,939,665	59,845,620

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$23,476	$5,785
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,389	10,875
Changes in fair values of contingent consideration	(8,922)	5,169
Contingent consideration payments	(382)	(300)
Net provision for doubtful accounts	4,010	5,359
Share-based compensation expense	3,152	1,232
Deferred income tax expense	11,178	1,450
Excess tax benefits related to share-based awards	—	(4,983)
Amortization of debt issuance costs	581	371
Other	1	210
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(49,246)	(48,230)
Inventories	(11,358)	(34,545)
Accounts payable	52,878	12,221
Other assets and liabilities	(1,808)	4,831
Net cash provided by (used in) operating activities	45,949	(40,555)
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(69,072)	(299,977)
Expenditures for capitalized software for internal use	(7,349)	(6,118)
Expenditures for property and equipment	(3,705)	(1,009)
Other	1	8
Net cash used in investing activities	(80,125)	(307,096)
Cash flows from financing activities:
Net proceeds from line of credit	17,057	70,994
Payments on long-term debt	(3,000)	—
Proceeds from issuance of stock upon stock option exercises	1,203	5,880
Contingent consideration payments	(722)	(700)
Payments of debt issuance costs	(56)	(5,131)
Proceeds from follow-on public offering, net of transaction costs	—	187,271
Proceeds from long-term debt	—	120,000
Payments made to repurchase stock options	—	(36,298)
Excess tax benefits related to share-based awards	—	4,983
Net cash provided by financing activities	14,482	346,999
Net decrease in cash and equivalents	(19,694)	(652)
Cash and equivalents at beginning of period	27,600	17,957
Cash and equivalents at end of period	$7,906	$17,305
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,318	$1,217
Cash paid for income taxes	401	216

Adjusted EBITDA

The table below presents a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
	(dollars in thousands) (Unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$8,534	$3,390	$23,963	$6,249
Depreciation and amortization	12,271	8,069	22,389	10,875
Interest expense	1,521	1,903	2,956	2,224
Income tax expense	4,145	2,254	12,679	4,204
EBITDA	$26,471	$15,616	$61,987	$23,552

Contingent consideration and other merger and acquisition expense	$1,103	$5,308	$(7,326)	$6,727
Share-based compensation expense	1,649	670	3,152	1,232
Employer payroll taxes - option repurchases and exercises	28	605	71	1,176
Other items	392	394	779	744
Severance and related fees	—	145	—	314
Restructuring and impairment charges	—	—	—	150
Adjusted EBITDA	$29,643	$22,738	$58,663	$33,896

Adjusted EPS (diluted)

Below is a reconciliation of net income attributable to Diplomat Pharmacy, Inc. per diluted common share to Adjusted EPS for the periods indicated.

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
	(dollars in thousands, except per share amounts) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$8,534	$3,390	$23,963	$6,249
Amortization of acquisition-related intangible assets	9,818	6,919	18,502	8,641
Contingent consideration and other merger and acquisition expense	1,103	5,308	(7,326)	6,727
Income tax impact of adjustments	(3,639)	(5,131)	(3,731)	(6,455)
Adjusted non-GAAP net income	$15,816	$10,486	$31,408	$15,162

Net income attributable to Diplomat Pharmacy, Inc	0.13	0.05	0.35	0.10
Amortization of acquisition-related intangible assets	0.14	0.11	0.27	0.14
Contingent consideration and other merger and acquisition expense	0.02	0.08	(0.11)	0.11
Income tax impact of adjustments	(0.06)	(0.08)	(0.05)	(0.11)
Adjusted EPS	$0.23	$0.16	$0.46	$0.25

Weighted average common shares outstanding:
Diluted	68,034,392	64,795,362	67,939,665	59,845,620